Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADC THERAPEUTICS SA

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Shares, par value CHF 0.08 each, to be issued pursuant to the ADC Therapeutics SA Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	784,000	$1.70	$1,332,800	$147.60 per $1,000,000	$196.72
Total Offering Amounts					$1,332,800		$196.72
Total Fee Offsets (4)							-
Net Fee Due							$196.72
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value CHF 0.08 each (“Common Shares”), of ADC Therapeutics SA (the “Registrant”) issuable pursuant to the ADC Therapeutics SA Employee Stock Purchase Plan, as amended and restated (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the ESPP by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average high and low sale prices of Common Shares on the New York Stock Exchange on December 15, 2023.

(3)	Rounded up to the nearest penny.

(4)	The Registrant does not have any fee offsets.